Exhibit 23.1

Tama, Budaj & Raab PC Certified Public Accountants

Phone (248) 626-3800

32783 Middlebelt Rd

Farmington Hills, MI 48334

www.tbrcpa.com

December 8, 2017

To the Board of Directors

Parks! America, Inc.

Pine Mountain, Georgia

Consent Of Independent Registered Public Accounting Firm

Tama, Budaj & Raab, P.C. hereby consents to the use in the Form 10-K for the year ended October 1, 2017, pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Parks! America, Inc. of our report (the “Report”) dated December 8, 2017, relating to the consolidated financial statements of Parks! America, Inc. and Subsidiaries as of and for the years ended October 1, 2017 and October 2, 2016.

Sincerely,

/s/ Tama, Budaj & Raab, PC

Tama, Budaj & Raab, PC

Farmington Hills, Michigan